As filed with the Securities and Exchange Commission on June 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIPEXIUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	46-4995704
(State or other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

61 Broadway, 19th Floor, New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

DIPEXIUM PHARMACEUTICALS, INC.

2013 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

David P. Luci, Esq.
President and Chief Executive Officer
74 Broad Street
New York, New York 10004
Phone: (212) 269-2834
Fax: (212) 269-6441

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Thomas Slusarczyk, Esq.

The Matt Law Firm, PLLC

1701 Genesee Street

Utica, New York 13501

(315) 624-7360

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $0.001 par value (3)	853,787		$9.35	$7,982,909	$1,028.20
Common Stock $0.001 par value (4)	853,788		$9.35	$7,982,918	$1,028.20
Total	1,707,575	$		$15,965,827	$2,056.40

(1)     This Registration Statement also covers additional shares of Dipexium Pharmaceuticals, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Dipexium Pharmaceticals, Inc. 2013 Equity Incentive Plan, in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)     Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the common stock as quoted on The NASDAQ Capital Market on June 10, 2014.

(3)   Represents the number of shares of Common Stock issuable upon the exercise of (a) currently outstanding stock options granted pursuant to the 2013 Equity Incentive Plan, and (b) stock options that are expected to be granted pursuant to the 2013 Equity Incentive Plan.

(4)     Represents shares available for future option grants under the Dipexium Pharmaceuticals, Inc. 2013 Equity Incentive Plan.

EXPLANATORY NOTE

This Form S-8 relates to (i) the offer and resale of up to an aggregate of 853,787 shares of common stock, par value $0.001 per share (the “Common Stock”), of Dipexium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), underlying outstanding options previously granted under the Dipexium Pharmaceuticals, Inc. 2013 Equity Incentive Plan (the “Plan”) and (ii) up to an aggregate of 853,788 shares of Common Stock of the Company underlying outstanding options which are subject to future grant under the Plan.  This Registration Statement contains two parts. First, the materials that follow Part I up to Part II of this Registration Statement constitute the reoffer prospectus, prepared in accordance with Part I of Form S-3, in accordance with General Instruction C of Form S-8, covering resales of “restricted securities” or “control securities” (as defined in General Instruction C of Form S-8). Such resale prospectus relates to shares of the Common Stock of the Company, and together with its subsidiaries, (“we”, “our” and “us”) previously issued to certain of our employees pursuant to the Plan. The amount of shares to be reoffered or resold by means of the reoffer prospectus contained herein by each selling stockholder, and any other person with whom such selling stockholder is acting in concert for the purpose of selling securities of the Company, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act of 1933, as amended (the “Securities Act”). The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

Item 1.                                                         Plan Information.*

Item 2.                                                         Registrant Information and Employee Plan Annual Information.**

*                 The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

**          Upon written or oral request, any document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), and any document required to be delivered to a participant in the Plan pursuant to Rule 428(b) or additional information about the Dipexium Pharmaceuticals, Inc. 2013 Equity Incentive Plan are available, without charge, by contacting the Company at:

Dipexium Pharmaceuticals, Inc.

61 Broadway, 19th Floor

New York, New York 10004

Attention: Robert ShawahTel: (212) 269-2834.

Reoffer Prospectus

DIPEXIUM PHARMACEUTICALS, INC.

853,787 Shares of Common Stock

This reoffer prospectus relates to the offer and resale of up to an aggregate of 853,787 shares of common stock, par value $0.001 per share, of Dipexium Pharmaceuticals, Inc., a Delaware corporation, underlying outstanding options previously granted under the Dipexium Pharmaceuticals, Inc. 2013 Equity Incentive Plan. The shares of common stock subject to this prospectus may be offered and sold from time to time by the selling stockholders listed in this prospectus after the filing of the related registration statement on Form S-8. This prospectus has been prepared for the purpose of registering future sales of the shares of common stock by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Upon the effectiveness of the related registration statement, the selling stockholders may offer these shares for resale for his/her own account from time to time.

The selling stockholders may sell the shares of common stock covered by this prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on any stock market on which such shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods. The selling stockholders selling any shares pursuant to this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act. For additional information on the selling stockholders’ possible methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares of common stock being offered by the selling stockholders. We will pay all of the expenses associated with this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares of common stock covered by this prospectus will be borne by the respective selling stockholders.

Because our company does not currently meet the registrant requirements for use of Form S-3, the amount of shares which may be reoffered or resold by means of this reoffer prospectus by each selling stockholder, and any other person with whom such selling stockholder is acting in concert for the purpose of selling securities of our company, may not exceed, during any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933, as amended.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “DPRX.” On June 10, 2014, the closing price of our common stock on such market was $9.40 per share.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Please see “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 17, 2014.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus. The selling stockholders may, from time to time, offer to sell shares of our common stock only in jurisdictions where the offer or sale is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the Commission contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like “expect,” “believe,” “continue,” “anticipate,” “estimate,” “may,” “will,” “could,” “opportunity,” “future,” “project,” “can,” “intend,” “plan,” “potential,” “predict”, the negative of these terms or variations of such words and similar expressions are intended to identify “forward-looking statements,” although not all forward-looking statements contain these identifying words. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assumes no obligation to update any such forward-looking statements.

PROSPECTUS SUMMARY

The following summary contains basic information about Dipexium Pharmaceuticals, Inc. and this prospectus. It may not contain all of the information that is important to you. For a more complete understanding, we encourage you to read the entire prospectus and the documents incorporated by reference into this prospectus. In this prospectus, the words “Company,” “we,” “our” and “us” refer to Dipexium Pharmaceuticals, Inc. and our subsidiaries.

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will update automatically, supplement and/or supersede this information. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Business Overview

We are a late stage pharmaceutical company focused on the development and commercialization of Locilex™ (pexiganan acetate cream 1%), a novel, first-in-class, broad spectrum, topical antibiotic. Locilex™ is a chemically synthesized, 22-amino acid peptide isolated from the skin of the African Clawed Frog. Its novel mechanism of action kills microbial targets through disruption of bacterial cell membrane permeability. Locilex™ is initially being targeted for the treatment of mild infections of diabetic foot ulcers (or Mild DFI). In 2011, the market for diabetic foot infection therapeutics worldwide was $1.46 billion. We recently received a U.S. patent on the formulation of Locilex™ that expires in June 2032. Our primary objective is to establish Locilex™ as the standard of care for the treatment of patients with Mild DFI. Thereafter, our growth strategy includes potentially expanding the indications for Locilex™ to include moderate infections of diabetic foot ulcers (or Moderate DFI) and certain other mild or moderate skin and skin structure infections in superficial wounds.

We believe that we have a clear clinical and regulatory pathway with the potential for near term United States Food and Drug Administration (or FDA) approval of Locilex™. We believe that Locilex™ may be approved by the FDA within 24 months of commencing the Phase 3 enrollment. We have reached agreement with the FDA through a special protocol assessment (or SPA) for our Phase 3 program. We intend to conduct and complete two pivotal Phase 3, double blind, placebo-controlled, superiority studies. We expect to begin enrollment in these studies in the second quarter of 2014, with top line data from the Phase 3 studies anticipated in the first quarter of 2015. We also intend to conduct two separate Phase 1 skin irritation and skin sensitization studies, one of which we initiated in the first quarter of 2014 and one which we expect to commence in the second quarter of 2014. If the data from our Phase 3 studies are sufficient to meet the primary endpoints, we expect to submit our new drug application (or NDA) for Locilex™ in the second half of 2015. We expect to receive a response from the FDA within six months of our NDA submission.

According to the Infectious Disease Society of America (or IDSA), diabetic foot infections (or DFI) may be classified by their clinical severity as mild, moderate, or severe. Forty-seven percent of DFI patients present at the mild stage, 34% of DFI patients present at the moderate stage and 18% of DFI patients present at the severe stage. At the mild stage, patients can typically be treated on an outpatient basis and amputation risk is minimal (2 to 3% in Mild DFI). When not managed effectively, the potential for Mild DFI to progress to a limb- or life-threatening infection increases dramatically. Published research suggests amputation rates increase in Moderate DFI and severe infections of diabetic foot ulcers (or Severe DFI) to approximately 45% and 75%, respectively. Similarly, the hospitalization rate for Mild DFI patients is approximately 10%, increasing in Moderate and Severe DFI to approximately 55% and 85%, respectively. Thus, DFI are a major cause of patient morbidity, a substantial burden to the healthcare system, and a source of high financial costs.

Systemic antibiotics currently prescribed off-label to treat Mild DFI generate resistant pathogens which create infections that are more difficult to treat. Such antibiotics are also associated with toxic side effects in patients who typically have some degree of compromised liver and kidney function. We believe that a topical preparation like Locilex™, which is locally administered on the open wound and skin, offers significant advantages over systemic treatments. Currently, there are no products specifically approved by the FDA for the treatment of Mild DFI, nor are there any topical antibiotics currently approved for any severity of DFI. As such, we believe that Locilex™ has the potential to be the first topical antibiotic approved for the treatment of DFI, as well as the first product of any kind to be labeled specifically for the treatment of Mild DFI.

We believe the key attributes of Locilex™ are:

•   it has not generated resistant bacteria systemically;

•   it has not generated cross resistance with other antibiotics;

•   it has demonstrated activity against a broad spectrum of pathogens, including difficult to treat gram negative, and anaerobic bacteria;

•   it has not been systemically absorbed; and

•   it has not caused any significant safety issues in over 500 patients treated.

These attributes lead us to believe that Locilex™ has the potential to be positioned as the standard of care to treat patients with Mild DFI. In addition, Locilex™ data generated to date support the potential use of Locilex™ to treat a broad array of mild or moderate skin and skin structure infections in superficial wounds.

As reported in published research, Locilex™ previously has been evaluated in two large-scale clinical studies in patients with Mild or Moderate DFI. Each of these trials was a randomized, active-controlled, double blind, multi-center trial designed to establish equivalence of Locilex™ to ofloxacin, a systemic antibiotic. Across both trials, 835 patients received twice-daily Locilex™ cream plus placebo pill or twice-daily oral ofloxacin plus placebo cream for 14 to 28 days. The primary outcome was the clinical improvement of infection in response to antimicrobial treatment. Secondary outcomes included eradication of the wound pathogens, healing of the ulcer, development of antibiotic resistance to a study drug, and safety.

Although one study (Study 303) did not demonstrate equivalence, the second study (Study 304) and the combined data for the two trials did demonstrate equivalent results for topical Locilex™ and oral ofloxacin in clinical improvement rates and overall microbiological eradication rates. Guidelines for establishing equivalence for these results were a 95% confidence interval with a lower bound delta of -15%, for clinical effectiveness, and a lower bound delta of -20%, for overall microbiological effectiveness. In each case, the confidence interval must cross zero. Additionally, there were no statistically significant differences in wound assessment scores between patients treated with Locilex™ and ofloxacin. Wound assessment scores decreased at the end of treatment visit in both studies for both treatment arms, and they decreased further at the follow-up visit. No serious adverse events were determined to have been related to either Locilex™ or ofloxacin. Moreover, the overall incidence of serious adverse events unrelated to the study medication (12% Locilex™ to 9% ofloxacin), including worsening cellulitis (2% to 4%) and amputation (2% to 3%), did not differ significantly between treatment arms. Bacterial resistance to ofloxacin emerged in some patients in the control arm, but no significant resistance to Locilex™ emerged among patients in the treatment arm.

A summary table of the primary clinical outcome and secondary microbiological outcome are shown below:

Clinical outcome (% cure or improved)

	Locilex™		Ofloxacin		Treatment Difference
Study	n/N	%	n/N	%	(95% Confidence Interval)
303	186/243	76.5	201/240	83.8	-7.21 (-14.29 to -0.12)
304	134/163	82.2	137/163	84.0	-1.84 (-9.97 to 6.29)
Combined	320/406	78.8	338/403	83.9	-5.05 (-10.41 to 0.31)

Microbiological outcome (% responders)

	Locilex™		Ofloxacin		Treatment Difference
Study	n/N	%	n/N	%	(95% Confidence Interval)
303	78/185	42.2	90/194	46.4	-4.23 (-14.23 to 5.77)
304	55/130	42.3	62/134	46.3	-3.96 (-15.94 to 8.02)
Combined	133/315	42.2	152/328	46.3	-4.12 (-11.80 to 3.56)

Source: Lipsky, et al. Clinical Infectious Disease. 2008; 47(12): 1537-45.

We have conducted microbiology studies that highlight the sensitivity of resistant bacteria, including methicillin-resistant staphylococcus aureus (or MRSA), vancomycin-resistant enterococcus (or VRE), extended-spectrum b-lactamase (or ESBL) and multi-drug resistant (or MDR) bacteria, to pexiganan, the active pharmaceutical ingredient (or API) in Locilex™. Due to the increased global prevalence of resistant bacteria, Locilex™ may provide an important therapeutic advance.

We hold U.S. rights to a patent covering our proprietary formulation of Locilex™ and the method of using it for the treatment of skin and wound infections. This patent was granted in September 2013 and expires in the U.S. in June 2032. In addition, we have filed a Patent Cooperation Treaty (or PCT) application that will allow us to seek corresponding protection outside of the U.S., including in Europe, Japan, China, Australia, and Korea, as well as in other PCT jurisdictions. We also hold an exclusive sublicense to the composition-of-matter patent covering the pexiganan technology, which expires in June 2016, not including any patent term extension that we expect to seek under The Drug Price Competition and Patent Term Restoration Act of 1984 (or the Hatch-Waxman Act).

We have contracted with third party vendors with respect to all key elements of our clinical and regulatory program, including vendors to: (i) conduct the Phase 3 and Phase 1 clinical trials for Locilex™; (ii) manufacture the API; (iii) formulate the finished product; and (iv) label and package the product. We believe these key relationships will help drive our clinical and regulatory program for Locilex™ in a timely and efficient manner.

Locilex™ was originally sponsored by Magainin Pharmaceuticals, Inc. (or Magainin), which engaged in the FDA review process for a prior formulation of Locilex™. In its 1999 non-approvable letter, the FDA identified two cGMP manufacturing issues. The first issue concerned the stability of the product. Examination of the product over time showed evidence of water separation from the cream matrix. The second issue related to the purity level of the API in the product. The prior source of the API yielded a purity level as low as 95%. We acquired the worldwide rights to pexiganan, the API in Locilex™, from a third party in April 2010. These rights included the prior formulation and all of the clinical and preclinical data generated by Magainin in its FDA review process. This includes data from over 1,000 evaluable patients, including 835 in large-scale, randomized, active-controlled, double blind multi-center clinical studies as compared to a systemic quinolone standard of care. After acquiring the rights to Locilex™, we developed a detailed product development plan to arrive at an optimized formulation to address these issues to the satisfaction of the FDA. In October 2013, we submitted our manufacturing data, including data from the cGMP batch as well as 18-month stability data on our non-cGMP batch, to the FDA, and in December 2013 the FDA indicated in written communications with us that Locilex™’s stability and purity levels are acceptable for use in our upcoming Phase 3 studies. We believe we have corrected the manufacturing problems encountered by the prior sponsor.

Corporate Information

Our principal executive offices are located at 61 Broadway, New York, New York 10006 and our telephone number is (212) 269-2834. Our website address is www.dipexiumpharmaceuticals.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. The information on our website is not part of this prospectus.

The Offering

Common stock offered by selling stockholders	853,787 shares of our common stock underlying outstanding options previously granted under the Dipexium Pharmaceuticals, Inc. 2013 Equity Incentive Plan (the “Plan”) to the selling stockholders.

Use of proceeds

We will not receive any proceeds from the sales of these shares.  We will receive proceeds to the extent that options to purchase common stock may be issued and thereafter exercised.  We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Trading Symbol	DPRX

Risk Factors

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  You should carefully consider the risk factors described in this prospectus in the “Risk Factors” section before making a decision to invest.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Relating to Our Business and Industry

We have a very limited operating history and are expected to incur significant operating losses during the early stage of our corporate development.

We were organized on January 14, 2010 and we acquired the rights to our product candidate Locilex™ in April 2010. Accordingly, we have a limited operating history. We have not sold our product candidate because it is currently investigational in nature and requires completion of additional clinical and non-clinical trials and studies in order to obtain regulatory approval in the U.S. and abroad. Therefore, our historical financial information consists only of an audit of our financial results at and for the years ended December 31, 2012 and 2013 and our unaudited financial results for the quarter ended March 31, 2014. This is very limited historical financial information upon which to base an evaluation of our performance. We are an emerging company, and thus our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operation, particularly in the pharmaceutical industry. We have generated cumulative losses of approximately $11.3 million since inception, and we expect to continue to incur losses until Locilex™ is approved by the FDA and foreign regulatory authorities. Even if regulatory approval is obtained, there is a risk that we will not be able to generate material sales of Locilex™, which would cause us to continue to incur losses. We thus expect to incur substantial operating expenses over the next several years as our product development and marketing activities increase. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

We have never generated revenue, may never generate revenue, are not profitable and may never become profitable.

We expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we are able to launch Locilex™, we expect to incur substantial losses for the foreseeable future and may never become profitable.

As we have no operating revenue, we also expect to experience negative cash flow for the foreseeable future as we continue to fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would negatively impact the value of your securities and potentially require us to shut down our business, which would result in the loss of your investment.

Given our lack of revenue and cash flow, we may need to raise additional capital, which may be unavailable to us or, even if consummated, may cause dilution or place significant restrictions on our ability to operate.

Since we will be unable to generate sufficient, if any, revenue or cash flow to fund our operations for the foreseeable future, we may need to seek additional equity or debt financing to provide the capital required to maintain or expand our operations. We may also need additional funding to continue the development of Locilex™, increase our sales and marketing capabilities, promote brand identity, or develop or acquire complementary companies, technologies and assets, as well as for working capital requirements and other operating and general corporate purposes. Moreover, the regulatory compliance arising out of being a publicly registered company will dramatically increase our costs.

We do not currently have any arrangements or credit facilities in place as a source of funds, and there can be no assurance that we will be able to raise sufficient additional capital if needed on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our ability to achieve our business objectives, our competitiveness, and our operations and financial condition may be materially adversely affected. Our inability to fund our business could thus lead to the loss of your investment.

If we raise additional capital by issuing equity securities, the percentage ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. Given our need for cash and that equity issuance is the most common type of fundraising for companies like ours, the risk of dilution is particularly significant for stockholders of our company.

Debt financing, if obtained, may involve agreements that include liens on our assets and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt. Debt financing would also be required to be repaid regardless of our operating results.

If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to Locilex™, or to grant licenses on terms that are not favorable to us.

We have no experience as a company in obtaining regulatory approval for, or commercializing, any product candidate.

As a company, we have never obtained regulatory approval for, or commercialized, any product candidate. It is possible that the FDA may refuse to accept our planned NDA for Locilex™ for substantive review, or may conclude after review of our data that our application is insufficient to obtain regulatory approval of Locilex™ or any future product candidates. If the FDA does not accept or approve our planned NDA for Locilex™, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly, and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have available. Any delay in obtaining, or an inability to obtain, regulatory approvals would prevent us from commercializing Locilex™, generating revenues and achieving and sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any NDA we submit. If any of these outcomes occur, we may be forced to abandon our planned NDA for Locilex™, which would materially adversely affect our business and could potentially cause us to cease operations. We face similar risks for any approval in a foreign jurisdiction.

Our current and future operations substantially depend on our management team and our ability to hire other key personnel, the loss of any of whom could disrupt our business operations.

Our business depends and will continue to depend in substantial part on the continued service of David P. Luci and Robert J. DeLuccia. Upon the consummation of this offering, Messrs. Luci and DeLuccia will be parties to employment agreements for an initial three year term of service, subject to automatic one year renewals absent termination with at least six months notice. Such agreements may also be terminated by us with or without Cause (as defined in the employment agreements) and by each of Messrs. Luci or DeLuccia voluntarily or with Good Reason (as defined in the employment agreements). The loss of the services of either of these individuals would significantly impede implementation and execution of our business strategy and may result in the failure to reach our goals. We do not carry key person life insurance on any of our management, which would leave our company uncompensated for the loss of any of our management.

Our future viability and ability to achieve sales and profit will also depend on our ability to attract, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. There is a risk that we will be unable to attract, train or retain qualified personnel, both near term or in the future, and our failure to do so may severely damage our prospects.

Our independent registered public accounting firm, in their audit report related to our financial statements for the fiscal year ended December 31, 2013, expressed substantial doubt about our ability to continue as a going concern.

As a result of our continued losses, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the fiscal year ended December 31, 2013, expressing substantial doubt as to our ability to continue as a going concern. Although we consummated our initial public offering in March 2014 after our financial statements were issued, we may need additional financing in the future.  The inclusion of a going concern explanatory paragraph in the report of our independent registered public accounting firm may make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we might obtain.

There is a risk that Locilex™ will not receive regulatory approval, and without regulatory approval we will not be able to market Locilex™.

Our business currently depends entirely on the successful development and commercialization of Locilex™. Our ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of Locilex™ for the treatment of Mild DFI.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the U.S., the European Medicines Agency (or EMA) in Europe and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the U.S. or Europe until we receive approval of a NDA from the FDA or a Marketing Authorisation Application (or MAA) from the EMA, respectively.

NDAs and MAAs must include extensive data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of a NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete and approval is never guaranteed. If we submit a NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of product candidates.

Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the U.S. and Europe also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country.

In addition, delays in approvals or rejections of marketing applications in the U.S., Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding Locilex™ or other product candidates we may develop or acquire in the future. Also, regulatory approval for Locilex™ or other product candidates we may develop or acquire in the future may be withdrawn.

Before we submit a NDA to the FDA or a MAA to the EMA for Locilex™ for Mild DFI, we must successfully complete two Phase 3 trials and two Phase 1 trials. We cannot predict whether our future trials and studies will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.

If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for Locilex™ and any other product candidates we may develop or acquire in the future, or if, subsequent to approval, we are unable to successfully commercialize Locilex™ or our other product candidates we may develop or acquire in the future, we will not be able to generate sufficient revenue to become profitable or to continue our operations.

Locilex™’s prior sponsor encountered certain difficulties in manufacturing Locilex™ on a commercial scale, and there is a risk that we will continue to experience manufacturing issues that may prevent Locilex™ from receiving regulatory approval.

In the late 1990s, a prior formulation of Locilex™ was tested by Magainin, Locilex™’s prior sponsor, with over 1,000 human subjects exposed to such prior formulation of Locilex™, including 835 evaluable patients in two Phase 3 clinical trials. The FDA Advisory Committee reviewing Locilex™ at the time unanimously approved the safety of the product, but did not approve its efficacy and recommended an additional Phase 3 placebo controlled trial. In its 1999 non-approvable letter, the FDA identified certain cGMP manufacturing deficiencies, namely stability and quality control issues, and questions regarding the comparability of the product used in the Phase 3 program versus that which was produced at commercial scale.

Since we acquired rights to Locilex™, we have worked with our third-party vendors to address the stability and purity concerns previously articulated by the FDA. However, we cannot guarantee that such deficiencies will be deemed resolved to the FDA’s satisfaction, that the FDA or other regulatory agencies will not identify new manufacturing concerns, or that, once regulatory approval is granted, our manufacturers will be able to comply with applicable regulations to maintain the quality of our product. If we are unable to resolve any outstanding manufacturing issues, the cost and timing for achieving regulatory approval could materially increase and could prevent us from meeting the developmental milestones necessary to maintain the viability of our business.

Even if Locilex™ gains regulatory approval, it may never achieve market acceptance or any level of commercial success. Our failure to achieve market acceptance will prevent or delay our ability to generate material revenues.

Our future financial performance will depend, to a large extent, upon the introduction and physician and patient acceptance of our product candidate, Locilex™. Even if approved for marketing by the necessary regulatory authorities, Locilex™ may not achieve market acceptance or reimbursement by Medicare, Medicaid or third party payors.

The degree of market acceptance for Locilex™ will depend upon a number of factors, including:

• regulatory clearance of marketing claims for the uses that we are developing;

• demonstration of the advantages, safety and efficacy for Locilex™;

• pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other health plan administrators;

• our ability to attract corporate partners, including pharmaceutical companies, to assist in commercializing our formulation of Locilex™; and

• our ability to timely and effectively manufacture and market Locilex™, either on our own or through third parties.

Physicians, various other healthcare providers, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend Locilex™. If we are unable to obtain regulatory approval, or are unable (either on our own or through third parties) to manufacture, commercialize and market Locilex™ or any future product candidates we may develop or acquire when planned, we may not achieve any market acceptance or generate revenue, which could cause our business to fail.

Our failure to complete or meet key milestones relating to the development of Locilex™ or other product candidates we may develop or acquire in the future would significantly impair the viability of our company.

In order to be commercially viable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute Locilex™ and, if applicable, any future product candidates we may develop. With respect to Locilex™ in particular, we must meet a number of critical developmental milestones, including:

• demonstration, through clinical trials, that Locilex™ is safe and effective; and

• establishment of a viable Good Manufacturing Process capable of potential scale-up.

The estimated required capital and time-frames necessary to achieve these developmental milestones as described in this prospectus or as we may state from time to time is subject to inherent risks, many of which may be beyond our control. As such, we may not be able to achieve these or similar milestones for Locilex™ or any product candidate we may develop or acquire in the future. Our failure to meet these or other critical milestones would adversely affect the viability of our company.

Conducting and completing the clinical trials necessary for FDA approval is costly and subject to intense regulatory scrutiny as well as the risk of failing to meet the primary endpoints of such trials. We will not be able to commercialize and sell Locilex™ without completing such trials.

In order to conduct clinical trials that are necessary to obtain approval by the FDA to market Locilex™ or any other product candidate we may develop or acquire in the future, it is necessary to receive clearance from the FDA to conduct such clinical trials. We must conduct two Phase 3 and two Phase 1 clinical trials for Locilex™. As of the date of this prospectus, we have commenced one of the Phase 1 trials, and anticipate commencing the second Phase 1 and both Phase 3 trials in the second quarter of 2014. We may not be able to commence, enroll sufficient patients in, properly conduct or complete such trials. If we cannot achieve all of these goals, our viability will be materially impaired.

In addition, the FDA can halt clinical trials at any time during the conduct of clinical trials for safety reasons or because we or our clinical investigators did not follow the FDA’s requirements for conducting clinical trials. If we commence our clinical trials and trials are permanently halted by the FDA, we would not be able to achieve any revenue from such product as it is illegal to sell any drug for human consumption or use without FDA approval. If our trials are temporarily halted by the FDA, the cost and timing for potentially achieving regulatory approval could be materially increased.

Moreover, there is a risk that our clinical trials will fail to meet their primary endpoints, which would make them unacceptable in having Locilex™ approved by the FDA. If this were to occur, the announcement of such an event would very likely cause our public stock price to decrease, perhaps significantly, and such event would otherwise materially and adversely affect our business, results of operations and viability.

Locilex™ may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require it to be taken off the market, require it to include safety warnings or otherwise limit sales of the product.

Unforeseen side effects from Locilex™ could arise either during clinical development or, if approved, after Locilex™ has been marketed. This could cause regulatory approvals for, or market acceptance of, Locilex™ harder and more costly to obtain.

To date, no serious adverse events have been attributed to Locilex™, though approximately 12% of patients in prior clinical trials experienced serious adverse events unrelated to Locilex™. The results of our planned or any future clinical trials may show that Locilex™ causes undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings.

If Locilex™ receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by the use of Locilex™:

• regulatory authorities may withdraw their approval of the product, which would force us to remove Locilex™ from the market;

• regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

• we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

• we may be subject to limitations on how we may promote the product;

• sales of the product may decrease significantly;

• we may be subject to litigation or product liability claims; and

• our reputation may suffer.

Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of Locilex™ or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of Locilex™.

We currently have no marketing and sales organization and have no experience as a company in marketing pharmaceutical products. If we are unable to establish our own marketing and sales capabilities, or enter into agreements with third parties, to market and sell our products after they are approved, we may not be able to generate product revenues.

We do not have a sales organization for the marketing, sales and distribution of any pharmaceutical products. In order to commercialize Locilex™ or any other product candidate we may develop or acquire in the future, we must develop these capabilities on our own or make arrangements with third parties for the marketing, sales and distribution of our products. The establishment and development of our own sales force would be expensive and time consuming and could delay any product launch, and we cannot be certain that we would be able to successfully develop this capability. As a result, we may seek one or more licensing partners to handle some or all of the sales and marketing of Locilex™ in the U.S. and elsewhere. There also may be certain markets within the U.S. for Locilex™ for which we may seek a co-promotion arrangement. However, we may not be able to enter into arrangements with third parties to sell Locilex™ on favorable terms or at all. In the event we are unable to develop our own marketing and sales force or collaborate with a third-party marketing and sales organization, we would not be able to commercialize Locilex™ or any other product candidates that we develop, which would negatively impact our ability to generate product revenues. Furthermore, whether we commercialize products on our own or rely on a third party to do so, our ability to generate revenue will be dependent on the effectiveness of the sales force. In addition, to the extent we rely on third parties to commercialize our approved products, we will likely receive less revenues than if we commercialized these products ourselves.

We rely heavily on third parties for conducting clinical trials, marketing and distributing Locilex™.

We presently are party to, and expect that we will be required to enter into, agreements with commercial partners to perform clinical trials for us and to engage in sales, marketing and distribution efforts for Locilex™ or other product candidates we may acquire in the future. We may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors or other larger customers. Moreover, the loss for any reason of one or more of these key partners could have a significant and adverse impact on our business. If we are unable to obtain or retain third party sales and marketing vendors on commercially acceptable terms, we may not be able to commercialize Locilex™ as planned and we may experience delays in or suspension of our marketing launch of Locilex™. The same could apply to other product candidates we may develop or acquire in the future. Our dependence upon third parties may adversely affect our ability to generate profits or acceptable profit margins and our ability to develop and deliver such products on a timely and competitive basis.

We rely on single source third-party contract manufacturing organizations to manufacture and supply Locilex™ for us. If one of our suppliers or manufacturers fails to perform adequately or fulfill our needs, or if these agreements are terminated by the third parties, we may be required to incur significant costs and devote significant efforts to find new suppliers or manufacturers. We may also face delays in the development and commercialization of Locilex™ or other product candidates that we may develop or acquire in the future.

We currently have limited experience in, and we do not own facilities for, manufacturing Locilex™ or any other product candidate we may develop or acquire in the future. We rely upon single source third-party contract manufacturing organizations to manufacture and supply large quantities of our product candidates. We currently utilize PolyPeptide Laboratories, Inc. for the bulk manufacturing of Locilex™ and DPT Laboratories, Inc. for the formulation of Locilex™. In addition, we are using Almac Group Limited to label the 15 gram tubes of Locilex™ and distribute as we direct.

The manufacture of pharmaceutical products in compliance with current good manufacturing practice (or cGMP) regulations requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, or shortages of qualified personnel. If our manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations to us or under applicable regulations, our ability to provide study materials in our preclinical studies and clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial materials could delay the completion of our clinical trials, increase the costs associated with maintaining our clinical trial programs and, depending upon the period of delay, require us to commence new trials at significant additional expense or terminate the studies and trials completely.

Our suppliers and manufacturers for Locilex™ must comply with cGMP requirements enforced by the FDA through its facilities inspection program. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our component materials may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. The FDA or similar foreign regulatory agencies at any time may also implement new standards, or change their interpretation and enforcement of existing standards for manufacture, packaging or testing of products. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any product supplied is compromised due to our manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products, and we may be held liable for any injuries sustained as a result. Any of these factors could cause a delay of clinical trials, regulatory submissions, approvals or commercialization of Locilex™ or any product candidates we may develop or acquire in the future or entail higher costs or impair our reputation.

Our current agreements with our suppliers do not provide for the entire supply of the bulk drug necessary for full-scale commercialization. In the event that we and our suppliers cannot agree to the terms and conditions for them to provide some or all of our bulk drug clinical and commercial supply needs, or if any single-source supplier terminates the agreement in response to a breach by us, we would not be able to manufacture the bulk drug on a commercial scale until a qualified alternative supplier is identified, which could also delay the development of, and impair our ability to commercialize, Locilex™ or any product candidates we may develop or acquire in the future.

The number of third-party suppliers with the necessary manufacturing and regulatory expertise and facilities for our company is limited, and it could be expensive and take a significant amount of time to arrange for alternative suppliers, which could have a material adverse effect on our business. New suppliers of any bulk drug would be required to qualify under applicable regulatory requirements and would need to have sufficient rights under applicable intellectual property laws to the method of manufacturing such ingredients. Obtaining the necessary FDA approvals or other qualifications under applicable regulatory requirements and ensuring non-infringement of third-party intellectual property rights could result in a significant interruption of supply and could require the new manufacturer to bear significant additional costs which may be passed on to us.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

As of June 12, 2014, we had eight employees and consultants, of which five are full-time employees and three are part-time employees or consultants. We will need to expand our managerial, operational, financial and other resources in order to manage our operations and clinical trials, continue our development activities and commercialize Locilex™ and any other product candidates we may develop or acquire in the future. Our management and personnel, systems and facilities currently in place are not adequate to support this future growth. Our need to effectively execute our business strategy requires that we:

• manage our clinical trials effectively, including two Phase 3 clinical trials and two Phase 1 clinical trials for Locilex™. The Phase 3 clinical trials are expected to be conducted at up to 40 trial sites in the U.S. and are expected to be managed on our behalf by RRD International, LLC;

• manage our internal development efforts effectively while carrying out our contractual obligations to licensors, contractors, collaborators, government agencies and other third parties;

• continue to improve our operational, financial and management controls, reporting systems and procedures; and

• identify, recruit, maintain, motivate and integrate additional employees.

If we are unable to expand our managerial, operational, financial and other resources to the extent required to manage our development and commercialization activities, our business will be materially adversely affected.

We are exposed to product liability, non-clinical and clinical liability risks which could place a substantial financial burden upon us, should lawsuits be filed against us.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical formulations and products. We expect that such claims are likely to be asserted against us at some point. In addition, the use in our clinical trials of pharmaceutical formulations and products and the subsequent sale of these formulations or products by us or our potential collaborators may cause us to bear a portion of or all product liability risks. We currently have $3 million in insurance coverage relating to personal injury, product liability, medical expenses, and office premises. However, any claim under such insurance policies may be subject to certain exceptions, and may not be honored fully, in part, in a timely manner, or at all, and may not cover the full extent of liability we may actually face. Therefore, a successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We and our management are parties to a lawsuit which, if adversely decided against, could impact our rights to Locilex™.

In April 2010, we acquired the worldwide rights to develop pexiganan, the active pharmaceutical ingredient in Locilex™, from Genaera Liquidating Trust, which was put in place to liquidate the assets of Genaera Corporation. In June 2012, we, along with our two senior executives and several other unrelated defendants, were sued in the Federal District Court for the Eastern District of Pennsylvania by a former shareholder of Genaera Corporation and purported to be on behalf of other Genaera Corporation shareholders, alleging, in pertinent part, that our company’s acquisition of the rights to pexiganan (the active ingredient in Locilex™, and which rights included the rights to the prior formulation of Locilex™) was for what was alleged to be inadequate consideration, and as a result, it was alleged that we and our senior executives aided and abetted a breach of fiduciary duty by Genaera Corporation and the Genaera Liquidating Trust to the former shareholders of Genaera Corporation. It was also alleged that we and our senior executives aided and abetted a breach of the duty of the trustee at common law and under a certain trust agreement which was alleged to exist and which was executed by Argyce LLC (or Argyce), as trustee. The agreement called for Argyce to create the Genaera Liquidating Trust pursuant to which Argyce apparently was appointed to liquidate the assets formerly held by Genaera Corporation. One of these assets was pexiganan, which we acquired via public auction conducted by Argyce on behalf of the Genaera Liquidating Trust.

As of the date of this prospectus, the case against our company and our senior executives has been dismissed with prejudice, and a subsequent motion to reconsider such dismissal has been denied. Prior to the dismissal there was no request or action to seek class certification by the plaintiff though it was purportedly filed on behalf of other former Genaera Corporation shareholders. Plaintiff has appealed the dismissal of the suit as well as the denial of the motion to reconsider. The appeal has been filed in the United States Court of Appeals for the Third Circuit. As of the date of this prospectus, briefing is underway in the appellate court.

If the appellate court reverses the decision of the underlying federal court, a civil case would be reinstated and if we were to lose such case, our rights to the prior formulation of Locilex™ could be lost, which may impair the commercial viability of our product or the timeline to potential regulatory approval. If we were required to settle the case, we may lose certain rights to Locilex™ or be required to pay damages, which could have a material adverse effect on our company, our business plans and results of operations.

We may form strategic alliances in the future with respect to our Locilex™ development program and we may not realize the benefits of such alliances.

We may form one or more strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with one or more third parties with respect to our Locilex™ drug development program that we believe will complement or augment our existing business. For example, we may attempt to find a partner for licensing, development and/or commercialization of Locilex™ in one or more Asian territories, or other unpartnered areas of the world. We routinely engage, and are engaged, in partnering discussions with a range of pharmaceutical and biotechnology companies and could enter into new collaborations at any time. We face significant competition in seeking appropriate strategic partners, and the negotiation process to secure appropriate terms is time-consuming and complex. Any delays in identifying suitable development partners and entering into agreements to develop our product candidates could also delay the commercialization of our product candidates, which may reduce their competitiveness even if they reach the market.

In addition, we may be unable to establish such a strategic partnership for any future product candidates and programs on terms that are acceptable to us, or at all. This may be because our product candidates and programs may be deemed to be at too early of a stage of development for collaborative effort, our research and development pipeline may be viewed as insufficient, and/or third parties may not view our product candidates and programs as having sufficient potential for commercialization. Even if we are able to enter into a strategic alliance or license arrangement with one or more third parties, there is a risk that the collaboration will not achieve any measure of success, or that any future partner will commit sufficient resources to the development, regulatory approval, and commercialization effort for such products, or that such alliances will result in us achieving revenues that justify such transactions.

Trends toward managed healthcare and downward price pressures on medical products and services may limit our ability to profitably sell Locilex™ or other product candidates we may develop or acquire in the future.

Lower prices for pharmaceutical products may result from:

• third-party payors’ increasing challenges to the prices charged for medical products and services;

• the trend toward managed healthcare in the U.S. and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products; and

• legislative proposals to reform healthcare or reduce government insurance programs.

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit our ability to profitably sell Locilex™ or any other products that we may develop or acquire which obtain FDA approval. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may adverse impact our ability to generate sales revenue and cause our business to suffer.

We will compete with larger and better capitalized companies, and competitors in the drug development or pharmaceutical industries may develop competing products which outperform or supplant Locilex™.

Competition in the worldwide pharmaceutical industry, including the sector for antibiotic agents that we will operate in, is intense. Pharmaceutical companies and/or other technology companies have developed (and are currently marketing in competition with us), have sought to develop and may in the future seek to develop or acquire and market other products that may successfully treat skin or wound infections which do and may compete with Locilex™. Competitors have developed and may in the future develop similar or different products which may become more accepted by the marketplace or which may supplant Locilex™ entirely. In addition, many of our current competitors are, and future competitors may be, significantly larger and better financed than we are, thus giving them a significant advantage. With respect to Mild, Moderate or Severe DFI specifically, such competitors include very large international organizations such as Pfizer, Inc., Eli Lilly and Company, Johnson & Johnson and GlaxoSmithKline plc. We may be unable to respond to competitive forces presently in the marketplace (including competition from larger companies), which would severely impact our business.

If ultimate users of Locilex™ or any other product candidates we may develop or acquire in the future are unable to obtain adequate reimbursement from third-party payors, or if new restrictive legislation is adopted, market acceptance of our proposed products may be limited and we may not achieve material revenues.

The continuing efforts of government and insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce costs of healthcare may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. For example, in the U.S., given recent federal and state government initiatives directed at lowering the total cost of healthcare, the U.S. Congress and state legislatures will likely continue to focus on healthcare reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals and related laws, rules and regulations could materially harm our business, financial conditions results of operations or stock price. Moreover, the passage of the Patient Protection and Affordable Care Act in 2010, and efforts to amend or repeal such law, has created significant uncertainty relating to the scope of government regulation of healthcare and related legal and regulatory requirements, which could have an adverse impact on sales of our products.

In addition, our ability to commercialize Locilex™ or any future product candidates will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatments are adopted by third party payors, such as by governmental health programs, private health insurers and other organizations, such as HMOs. Consumers and third-party payors are increasingly challenging the prices charged for drugs and healthcare services.

Even if we obtain FDA approval of Locilex™, or any other product candidate we may develop or acquire in the future, we may never obtain approval or commercialize our products outside of the U.S., which would limit our ability to realize their full market potential. If foreign approval is obtained, there are risks in conducting business in international markets.

In order to market Locilex™ or any other products we may develop or acquire outside of the U.S., we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Locilex™ or any future products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in the U.S. or any foreign country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in the U.S. or any foreign country and we do not have experience as a company in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in a foreign country or to obtain and maintain required approvals, our potential market for Locilex™ or other products will be reduced and our ability to realize the full market potential of our products will be harmed.

If approved for commercialization in a foreign country, we intend to enter into agreements with third parties to market Locilex™ whenever it may be approved and wherever we have the right to market it. Consequently, we expect that we will be subject to additional risks relating to entering into international business relationships, including:

• lack of adequate protection from intellectual property rights in foreign countries, which could occur if we do not have issued patents in force in such foreign countries covering our products, their methods of use and methods of manufacture;

• the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices (for instance, because the goods have patent protection in such country), opts to import goods from a foreign market (with low or lower prices) rather than buy them locally;

• unexpected changes in tariffs, trade barriers and regulatory requirements;

• economic weakness, including inflation, or political instability in particular foreign economies and markets;

• compliance with laws for employees traveling abroad;

• foreign taxes, including withholding of payroll taxes;

• foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

• workforce uncertainty in countries where labor unrest is more common than in the U.S.;

• production shortages resulting from any events affecting the API and/or finished drug product supply or manufacturing capabilities abroad;

• business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires; and

• failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

Our independent registered public accounting firm has previously identified material weaknesses in our Internal Control Over Financial Reporting in their audit of our 2012 financial statements, and we may experience such weaknesses in the future.

As of December 31, 2012, our independent registered public accounting firm had identified two material weaknesses in our internal control over financial reporting. Specifically, our independent registered public accounting firm identified material weaknesses with respect to:

• our financial statement closing process, in that our current process did not include an effective review to identify all journal entries that needed to be recorded; and

• an inadequate segregation of duties by management in the financial reporting area.

During the quarter ended December 31, 2013, we took the following steps toward remediating the material weaknesses previously identified:

• We retained a new Chief Accounting Officer, and

• We have hired an external consultant with the requisite accounting expertise to assist in the proper recording of accounting transactions and to assist with our financial closing process.

We intend to implement additional measures to avoid material weaknesses and improve our periodic financial statement reporting process to:

• limit access to the accounting and information systems and related data to strengthen our segregation of duties; and

• implement procedures and controls in the financial statement closing process to improve the accuracy and timeliness of the preparation of quarterly and annual financial statements.

While our independent registered public accounting firm did not note any material weaknesses in our internal control over financial reporting in connection with its audit of our 2013 financial statements, we believe that as we become a publicly-reporting company, we will be required to further augment our internal financial and reporting controls to avoid or remediate material weaknesses or significant deficiencies in such controls as they may arise. However, there is a risk we will be unable to successfully implement our plans relating to our financial and disclosure controls or remediate internal control issues should they arise. Our failure to successfully implement our plans or remediate any control issues could cause us to fail to meet our reporting obligations, to produce timely and reliable financial information, and to effectively prevent fraud. Additionally, such failure, or other weaknesses or deficiencies that we may experience in our financial reporting or disclosure controls or similar processes, could cause investors to lose confidence in our reported financial information, which could have a negative impact on our financial condition and stock price.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to safeguard our assets and provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

While we continue to evaluate and improve our internal controls, we are a small company with limited staff, and we cannot be certain that the measures we implement will ensure that we design, undertake and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. See “— Our independent registered public accounting firm has previously identified material weaknesses in our financial Internal Control Over Financial Reporting in their audit of our 2012 financial statements, and we may experience such weaknesses in the future.” In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Our internal computer systems, or those of our contract research organization and other key vendors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development program.

Our internal computer systems and those of our contract research organization and other key vendors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for Locilex™ could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of Locilex™ could be delayed.

Our employees and consultants may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee or consultant fraud or other misconduct. Misconduct by our employees or consultants could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee and consultant misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases, and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

• exposure to unknown liabilities;

• disruption of our business and diversion of our management’s time and attention in order to develop acquired products, product candidates or technologies;

• incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

• higher-than-expected acquisition and integration costs;

• write-downs of assets or goodwill or impairment charges;

• increased amortization expenses;

• difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

• impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

• inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks, could have a material adverse effect on our business, results of operations, financial condition and prospects.

Risks Relating to Our Intellectual Property

Our ability to achieve commercial success depends to a material extent on our ability to maintain adequate intellectual property protection for our products and technology. If we are unable to obtain and maintain adequate intellectual property rights for Locilex™, it may materially and adversely affect our ability to market and generate sales of the product.

Due to the exclusivity that intellectual property protection can afford, our commercial success depends to a material extent on our ability to obtain and maintain adequate intellectual property protection for Locilex™ (and any other products we may develop in the future) in the U.S. and other countries. As of June 1, 2014, our patent estate included a U.S. patent (U.S. Patent No. 8,530,409), which has corresponding applications pending before the United States Patent and Trademark Office (or USPTO) and Patent Cooperation Treaty (or PCT). We also have an exclusive sublicense from Scripps Research Institute (or Scripps) , the inventor of the pexiganan technology, to a U.S. patent (U.S. Patent No. 5,912,231), directed to pexiganan, the API used in Locilex.™ We consider our U.S. Patent No. 8,530,409, which relates to our new, proprietary formulation of Locilex™ and methods of using it to treat skin or wound infection, to be particularly important to our company primarily due to its substantially longer patent term coverage, its novel attributes as a topical formulation, its potentially broader scope of coverage and its opportunity for foreign patent protection. While we currently have pending a foreign PCT application corresponding to U.S. Patent No. 8,530,409, no assurance can be given that any foreign patents will issue, or that even if any such patents were to issue, such patents would provide meaningful protection for Locilex™.

Our patent estate related to Locilex™ is critical to our commercial viability. There is a risk that our pending patent applications may not result in issued patents, and that any of our issued patents will not include claims that are sufficiently broad to provide adequate protection for Locilex™, including meaningful protection from our competitors. Additionally, the success of an application for the patent term extension of our licensed patent will require the cooperation of the licensor, which cooperation cannot be guaranteed. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that Locilex™ (and any other products we may develop in the future) is covered by valid and enforceable patents that are of sufficient scope to effectively prevent competitive products or are effectively maintained as trade secrets within our organization. If third parties disclose or misappropriate or design around our proprietary rights, it may materially and adversely impact our position in the market.

We apply for patents covering both our technologies and product candidates, as we deem appropriate. However, we may fail to apply for patents on important technologies or improvements in our technologies in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing competing products and technologies. Moreover, the patent positions of numerous biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, no assurances can be given that:

• we were the first to make the inventions covered by each of our issued patents and pending patent applications;

• we were the first to file patent applications for these inventions;

• others will not independently develop similar or alternative technologies or duplicate any of our technologies by inventing around our claims;

• a third party will not challenge our proprietary rights, and if challenged that a court will hold that our patents are valid and enforceable;

• any patents issued to us or our collaboration partners will cover our product as ultimately developed, or provide us with any competitive advantages, or will not be challenged by third parties;

• we will develop additional proprietary technologies that are patentable; or

• the patents of others will not have an adverse effect on our business.

In addition, there are numerous recent changes to the patent laws and proposed changes to the rules of the USPTO which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, on September 16, 2011, President Obama signed the Leahy-Smith America Invents Act which codifies several significant changes to the U.S. patent laws, including, among other things, changing from a “first to invent’ to a “first inventor to file” system, limiting where a patentee may file a patent suit, eventually eliminating interference proceedings while maintaining derivation actions, and creating a set of procedures to challenge patents in the USPTO after they have issued. The effects of these changes are currently uncertain as the USPTO has just implemented regulations related to these changes and the courts have yet to address many of these provisions in the context of a dispute. Furthermore, we have not assessed the applicability of the act and new regulations on the specific patents discussed herein. The U.S. Supreme Court has also issued decisions, the full impact of which is not yet known. For example, on March 20, 2012 in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., the Court held that several claims drawn to measuring drug metabolite levels from patient samples and correlating them to drug doses were not patentable subject matter. The decision appears to impact diagnostics patents that merely apply a law of nature via a series of routine steps and it has created uncertainty around the ability to patent certain biomarker-related method claims. Additionally, on June 13, 2013 in Association for Molecular Pathology v. Myriad Genetics, Inc., the Court held that claims to isolated genomic DNA are not patentable, but claims to complementary DNA (or cDNA) molecules were held to be valid. The effect of the decision on patents for other isolated natural products is uncertain.

We are dependent on a third party to maintain the patent exclusivity for the API in Locilex™.

We hold an exclusive, worldwide sublicense to the composition-of-matter patent, U.S. Patent No. 5,912,231, which expires in June 2016, excluding any patent term restoration that we may seek under the Hatch-Waxman Act. Our rights to practice the pexiganan technology are derived through a license agreement between Scripps and Multiple Peptide Systems Inc. (or MPS). MPS subsequently sublicensed the pexiganan technology to the prior sponsor of the pexiganan clinical and regulatory program. On October 1, 1996, both the license agreement and sublicense agreement were amended by the parties to confirm that the license and sublicense were fully-paid and royalty-free with no further economic obligations for the practice of the pexiganan technology.

We will need to enlist the cooperation of Scripps should we decide to apply for a five-year patent term extension of U.S. Patent No. 5,912,231 under the Hatch Waxman Act, and such cooperation is not guaranteed. Although U.S. Patent 5,912,231 supplements our existing intellectual property portfolio, we are chiefly reliant on our U.S. Patent 8,530,409, which covers the novel formulation and method of use for Locilex™ and provides for substantially longer patent coverage (until June 2032) than U.S. Patent 5,912,231. As such, we have not yet engaged in any discussions with Scripps regarding a possible patent term extension for U.S. Patent No. 5,912,231. If and when we decide to apply for an extension, we will bear the costs of preparing and filing the application, but Scripps, as the owner of U.S. Patent No. 5,912,231, will submit the application. Accordingly, we will need to work with Scripps throughout the application process to facilitate its approval. An inability to extend the patent past 2016 may impair our competitive position if other companies use pexiganan as an API to develop a product that, once approved by the FDA, competes with Locilex™.

We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights or seeking to invalidate our patents or proprietary rights, or we may need to become involved in lawsuits to protect or enforce our patents, which could be costly, time consuming, delay or prevent the development and commercialization of our product candidates, or put our patents and other proprietary rights at risk.

Litigation relating to infringement or misappropriation of patent and other intellectual property rights in the pharmaceutical and biotechnology industries is common. We may become subject to third-party claims in the future relating to our technologies, processes, formulations, methods, or products that would cause us to incur substantial expenses and which, if successful, could cause us to pay substantial damages and attorney’s fees, if we are found to be infringing a third party’s patent rights. We may also become subject to claims that we have misappropriated the trade secrets of others. These risk are exacerbated by the fact that the validity and breadth of claims covered in pharmaceutical patents is, in most instances, uncertain and highly complex. We would be particularly at risk if any such claims relate to our key U.S. Patent No. 8,530,409 covering our particular formulation of and method of use for Locilex™.

Furthermore, if a patent infringement suit is brought against us relating to Locilex™ (or any other products we may develop or acquire in the future), our research, development, manufacturing or sales activities relating to Locilex™ or the product candidate that is the subject of the suit may be delayed or terminated. As a result of patent infringement claims, or in order to avoid potential infringement claims, we or our collaborators may choose to seek, or be required to seek, a license from the third party, which would be likely to include a requirement to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if a license can be obtained on acceptable terms, the rights may be nonexclusive, which would give our competitors access to the same intellectual property rights. If we are unable to enter into a license on acceptable terms, we or our collaborators could be prevented from commercializing Locilex™ (or any other products we may develop or acquire in the future), or forced to modify such product candidates, or to cease some aspect of our business operations, which could harm our business significantly.

In addition, competitors may infringe our patents, or misappropriate or violate our other intellectual property rights. To counter infringement or unauthorized use, we may find it necessary to file infringement or other claims to protect our intellectual property rights. In addition, in any infringement proceeding brought by us against a third party to enforce our rights, a court may decide that a patent of ours is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the basis that our patents do not cover the technology in question. An adverse result in any such litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly, which could open us up to additional competition and have a material adverse effect on our business.

The cost to us of any patent litigation or other proceedings, even if resolved in our favor, could be substantial. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings, and such litigation could impair our ability to raise funding for our company. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, there could be a substantial adverse effect on the price of our common stock. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also require significant time and attention of management and technical staff, which may materially and adversely impact our financial position and results of operations. Furthermore, because of the substantial amount of discovery required in connection with any intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

As a result of any such litigation, we may also be required to: (i) cease selling, making, importing, incorporating or using one or more or all of our products that incorporate intellectual property of others, which would adversely affect our revenue; or (ii) redesign our products, which would be costly and time-consuming.

Restrictions on our patent rights relating to Locilex™ may limit our ability to prevent third parties from competing against us.

Assuming FDA approval, our ability to market and sell Locilex™ will depend, in part, on our ability to obtain and maintain patent protection for Locilex™ (or any products we may develop in the future), preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others. The U.S. patent that we sublicense from Scripps (U.S. Patent No. 5,912,231), which is directed to the composition of matter of pexiganan, expires in 2016. The foreign patents corresponding to U.S. Patent No. 5,912,231 expired in 2009. As a result, we have no foreign patent protection for the pexiganan API. We have recently been issued a U.S. patent, U.S. Patent No. 8,530,409, covering our new formulation of Locilex™ as well as a method of using this new formulation to treat skin or wound infections. The U.S. Patent No. 8,530,409 claims are directed to very specific formulations of the pexiganan API, and their methods of use to treat skin or wound infections. As a result, U.S. Patent No. 8,530,409 would not prevent third party competitors from creating, making and marketing alternative formulations of pexiganan, including topical formulations, that fall outside the scope of the U.S. Patent No. 8,530,409 claims. There can be no assurance that any such alternative formulations will not be equally effective as Locilex.TM Introduction of any such competitive product could have a material adverse effect on sales of Locilex™. Moreover, even if these competitors do not actively promote their product for our targeted indication, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to prevent or prosecute.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on Locilex™ or any product candidates we may develop or acquire in the future throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and furthermore, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our future products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

If our Locilex™ trademark is not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered trademark, Locilex™, may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to this trademark, which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademark, then we may not be able to compete effectively and our business may be adversely affected.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for Locilex™, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to assign their inventions to us. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S., including in foreign jurisdictions, are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be volatile. This volatility may prevent you from being able to sell your shares at or above the price you paid for your shares. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

• any adverse results or delays in commencement or completion of our planned Phase 3 clinical trials for Locilex™;

• any adverse results or delays in the commencement or completion of our planned Phase 1 clinical trials for Locilex™;

• any delay in preparing or filing our NDA for Locilex™ and any adverse development or perceived adverse development with respect to the FDA’s review of the NDA, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

• changes in laws or regulations applicable to Locilex™ or any future product candidates, including but not limited to clinical trial requirements for approvals;

• unanticipated serious safety concerns related to the use of Locilex™ or any future product candidates;

• a decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

• our inability to obtain adequate product supply for Locilex™ or any future product candidate, or the inability to do so at acceptable prices;

• adverse regulatory decisions;

• the introduction of new products or technologies offered by us or our competitors;

• the effectiveness of our or our potential partners’ commercialization efforts;

• the inability to effectively manage our growth;

• actual or anticipated variations in quarterly operating results;

• our failure to meet or exceed the estimates and projections of the investment community;

• the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

• the overall performance of the U.S. equity markets and general political and economic conditions;

• developments concerning our sources of manufacturing supply and any commercialization partners;

• announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

• disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

• additions or departures of key scientific or other consultants or management personnel;

• adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

• sales of our common stock by our stockholders in the future;

• significant lawsuits, including patent or stockholder litigation;

• changes in the market valuations of similar companies;

• the trading volume of our common stock;

• effects of natural or man-made catastrophic events or other business interruptions; and

• other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our failure to meet the continued listing requirements of The NASDAQ Capital Market could result in a de-listing of our stock, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our common stock is listed on The NASDAQ Capital Market, a national securities exchange. If we fail to satisfy the continued listing requirements of The NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, the NASDAQ Stock Market (or NASDAQ) may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If The NASDAQ Capital Market does not maintain the listing of our securities for trading on its exchange, we could face significant material adverse consequences, including:

• a limited availability of market quotations for our securities;

• reduced liquidity with respect to our securities;

• a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

• a limited amount of news and analyst coverage for our company; and

• a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” For as long as our common stock is listed on The NASDAQ Capital Market, our common stock will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Furthermore, if we were no longer listed on The NASDAQ Capital Market, our common stock would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on The NASDAQ Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

While acquisitions of pharmaceutical companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors. You should not invest in our company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that we provide herein or our management may provide from time to time (including, but not limited to, those relating to potential peak sales amounts, clinical and regulatory timelines, production and supply matters, commercial launch dates, and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, regulatory, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There may be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this prospectus should not be regarded as an indication that we, our management, the underwriters or their respective representatives considered or consider the projections to be a guaranteed prediction of future events, and the projections should not be relied upon as such.

Messrs. Luci and DeLuccia will hold a significant concentration of our common stock, which could limit the ability of our other stockholders to influence the direction of our company.

As calculated by the Commision rules of beneficial ownership, David P. Luci and Robert J. DeLuccia, each executive officers and directors of our company, each own approximately 21.5% of our outstanding common stock as of June 1, 2014. Accordingly, they collectively may have the ability to significantly influence or determine the election of all of our directors or the outcome of most corporate actions requiring stockholder approval such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. These individuals also have significant control over our business as officers and directors of our company. There is a risk that they may exercise this ability in a manner that advances their best interests and not necessarily those of our other stockholders.

We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the Commission and NASDAQ, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. We estimate the additional costs we may incur to respond to these requirements to range from $500,000 to $1.0 million annually, although unforeseen circumstances could increase actual costs.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

The formation of our company and our financings, as well as an investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We believe that, with our recent IPO, taken together with our private placements within a three-year period and other transactions that have occurred over the past three years, we may have triggered an “ownership change” limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of our recent IPO when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

• not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

• taking advantage of an extension of time to comply with new or revised financial accounting standards;

• reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

• exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates, and thus investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

As of the completion of our corporate conversion on March 12, 2014, we are a Delaware corporation. The anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

• provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

• not provide stockholders with the ability to take action by written consent;

• provide that special meetings of stockholders may only be called by our Chairman and/or President, our board of directors or a super-majority (66 2/3%) of our stockholders;

• place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

• not provide stockholders with the ability to cumulate their votes; and

• provide that only a super-majority of our stockholders (66 2/3%) may amend our bylaws.

We do not expect to pay dividends for the foreseeable future.

We do not expect to pay dividends on our common stock offered in this transaction for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends should not purchase our securities.

USE OF PROCEEDS

The shares which may be sold pursuant to this prospectus will be sold for the respective accounts of each of the selling stockholders. Accordingly, the Company will not realize any proceeds from the sale of the shares, except that it will derive proceeds if options currently outstanding or hereafter granted are exercised. If exercised, such funds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the shares have been paid for by the Company. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The 853,787 shares of our common stock to which this reoffer prospectus relates is comprised entirely of shares issuable upon the exercise of options granted under the Plan to the selling stockholders named below, and are being registered for reoffers and resales by such selling stockholders, who acquired the shares pursuant to one of our “employee benefit plans” as that term is defined in Rule 405 of Regulation C under the Securities Act. The shares of common stock that may be resold pursuant to this prospectus may be subject the satisfaction of certain applicable vesting conditions pursuant to the terms of the respective grants. Such selling stockholders may resell all, a portion, or none of the shares of common stock from time to time while this prospectus is effective. Any changed information will be set forth in an amendment to the registration statement or supplement to this reoffer prospectus, to the extent required by law.

The following table sets forth the name and relationship to the Company of the selling stockholders and information regarding beneficial ownership of our common stock by the selling stockholders as of June 12, 2014. Unless otherwise indicated, beneficial ownership is determined in accordance with the rules of the Commission, and is based upon information provided by each respective selling stockholder identified below and other public documents filed with the Commission.

Unless otherwise specified, the address of each of the selling stockholders listed below is c/o Dipexium Pharmaceuticals, Inc., 61 Broadway, 19th Floor, New York, NY 10006.

Selling Stockholder	Position	Total Shares Beneficially Owned Prior to Offering (1)	Maximum Shares Offered Pursuant to this Prospectus (2)	Shares Beneficially Owned Following Resale (3)		Percentage of Outstanding Shares of Common Stock after the Offering (4)
Robert J. DeLuccia	Executive Chairman and Director	2,135,735	298,826	1,836,909	(5)	21.4%
David Garrett	Vice President, Finance and Corporate Development	180,763	170,756	28,979	(6)	*
David P. Luci	President, CEO, Secretary and Director	2,138,535	298,826	1,839,709	(7)	21.5%
Robert G. Shawah	Chief Accounting Officer	85,879	85,379	9,986	(8)	*

(1)         The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the rules and regulations promulgated under the Exchange Act, and accordingly, may include securities owned by and for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which such person has the right to acquire within 60 days of June 1, 2014 pursuant to the exercise of options, or otherwise.  Beneficial ownership may be disclaimed as to certain of the securities.

(2)         Includes all shares of common stock underlying outstanding options granted to the selling stockholder.

(3)         Assumes that all shares of common stock offered by this prospectus are sold in this offering and that no other transactions with respect to shares of our common stock occur.

(4)         Based on 8,537,877 shares of common stock issued and outstanding as of June 1, 2014.

(5)         This amount includes 17,640 shares of common stock held by Rosemary DeLuccia, Mr. DeLuccia’s wife, and 5,600 shares for which Mr. DeLuccia transferred beneficial ownership to certain other family members but maintains voting control. Mr. DeLuccia disclaims beneficial ownership of the shares of common stock held by such family members and maintains no pecuniary interest therein. Also includes 33,202  shares of common stock for options that were granted to Mr. DeLuccia on March 18, 2014 that are exercisable within 60 days of June 1, 2014 and excludes 265,624 unvested options to purchase shares of our common stock that were granted to Mr. DeLuccia on March 18, 2014.  These options vests in 36 equal installments,  the first installment vested on April 18, 2014.

(6)         This amount includes 18,972  shares of common stock for options that were granted to Mr. Garrett on March 18, 2014 that are exercisable within 60 days of June 1, 2014 and excludes 151,784 unvested options to purchase shares of our common stock that were granted to Mr. Garrett on March 18, 2014. These options vests in 36 equal installments,  the first installment vested on April 18, 2014.

(7)         This amount includes 7,462 shares of common stock held by Donna Luci, the wife of Mr. Luci. Mr. Luci disclaims beneficial ownership of the shares held by Donna Luci. This amount also includes an additional 2,800 shares of common stock beneficially owned by certain family members of Mr. Luci to which Mr. Luci maintains voting control. Mr. Luci disclaims beneficial ownership of the shares of common stock held by such family members and maintains no pecuniary interest therein. Also includes 33,202 shares of common stock for options that were granted to Mr. Luci on March 18, 2014 that are exercisable within 60 days of June 1, 2014 and excludes 265,624 unvested options to purchase shares of our common stock that were granted to Mr. Luci on March 18, 2014. These options vests in 36 equal installments,  the first installment vested on April 18, 2014.

(8)         This amount includes 9,486  shares of common stock for options that were granted to Mr. Shawah on March 18, 2014 that are exercisable within 60 days of June 1, 2014 and excludes 75,893 unvested options to purchase shares of our common stock that were granted to Mr. Shawah on March 18, 2014. These options vests in 36 equal installments,  the first installment vested on April 18, 2014

*                 Less than 1% of our common stock.

PLAN OF DISTRIBUTION

The common shares being offered for resale by the selling stockholders consist of 853,787 shares of common stock underlying outstanding options granted to the selling stockholders under the Plan. We will pay any fees and expenses incurred by us incident to the registration of the securities.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest permitted under the Plan may, from time to time, sell any or all of their securities covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                                          in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          a combination of any such methods of sale; or

•                                          any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The amount of our common stock to be reoffered or resold by means of this prospectus by each selling stockholder, and any other person with whom such selling stockholder is acting in concert for the purpose of selling securities of our company, may not exceed, during any three month period, the amount specified in Rule 144(e) of the Securities Act.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock being offered pursuant to this prospectus will be passed upon by The Matt Law Firm, PLLC, Utica, NY.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of CohnReznick LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report, which includes an explanatory paragraph relating to our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the Commission. Our filings with the the Commission are available to the public on the commission’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.dipexiumpharmaceuticals.com. The information we file with the Commission or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the Commission’s prescribed rates, any document we file with the Commission, including the registration statement (and its exhibits) of which this prospectus is a part, at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the Commission. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the Commission will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

(1)                                 Our Form S-1 Registration Statement, as amended, filed on February 6, 2014.

(2)                                 Our quarterly report on Form 10-Q for the quarter ended March 31, 2014 filed on May 12, 2014.

(3)                                 Our Current Report on Form 8-K filed on March 18, 2014;

(4)                                 Our Current Report on Form 8-K filed on May 13, 2014;

(5)                                 Our Current Report on Form 8-K filed on May 29, 2014;

(6)                                 Our current Report on form 8-K filed on June 9, 2014; and

(7)                                 Our description of our common stock set forth in the section entitled “Description of Capital Stock” of our Registration Statement on Form S-1, initially filed with the Commission on February 6, 2014, as may be amended from time to time (File No. 333-193780).

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this prospectus and are a part of this prospectus from the respective dates of filings of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any filings or information incorporated herein by reference, at no cost, by writing or telephoning us at the following address and telephone number: Dipexium Pharmaceuticals, Inc., 74 Broad Street, New York, NY 10004, Attention: Robert Shawah, telephone number (212) 269-2834.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions or otherwise, our company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

No one has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs since the date hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file reports and other information with the Commission. The following documents, or portions thereof, filed by us with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(1)                                 Our Form S-1 Registration Statement, as amended, filed on February 6, 2014

(2)                                 Our quarterly report on Form 10-Q for the quarter ended March 31, 2014 filed on May 12, 2014.

(3)                                 Our Current Report on Form 8-K filed on March 18, 2014;

(4)                                 Our Current Report on Form 8-K filed on May 13, 2014;

(5)                                 Our Current Report on Form 8-K filed on May 29, 2014;

(6)                                 Our current Report on form 8-K filed on June 9, 2014; and

(7)                                 Our description of our common stock set forth in the section entitled “Description of Capital Stock” of our Registration Statement on Form S-1, initially filed with the Commission on February 6, 2014, as may be amended from time to time (File No. 333-193780).

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part of this Registration Statement from the respective dates of filings of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

II-2

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.                                                         Exemption From Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

Exhibit No.	Description
4.1	Specimen Common Stock Certificate*
4.2	Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the Commission on February 6, 2014).
4.3	Bylaws of Dipexium Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the Commission on February 6, 2014).
5.1	Opinion of The Matt Law Firm, PLLC *
23.1	Consent of CohnReznick LLP *

23.2	Consent of The Matt Law Firm, PLLC (included in Exhibit 5.1) *
24.1	Power of Attorney (included on signature page) *

* Filed herewith

Item 9.                                                         Undertakings.

The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of June, 2014.

Dipexium Pharmaceuticals, Inc.

By:	/s/ David P. Luci
Name: David P. Luci
	Title:	President and Chief Executive Officer (Duly Authorized Officer and Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints David P. Lucci his/her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David P. Luci	President, Chief Executive Officer, Secretary and	June 17, 2014
David P. Luci	Director (Principal Executive Officer)

/s/ Robert G. Shawah	Chief Accounting Officer and Treasurer	June 17, 2014
Robert G. Shawah	(Principal Financial Officer and
Accounting Officer)

/s/ Robert J. DeLuccia	Executive Chairman and Director	June 17, 2014
Robert J. DeLuccia

/s/ William J. McSherry, Jr.	Director	June 17, 2014
William J. McSherry, Jr.

/s/ Dr. Jack H. Dean	Director	June 17, 2014
Dr. Jack H. Dean

/s/ Christopher Coughlin	Director	June 17, 2014
Christopher Coughlin

/s/ Thomas Harrison	Director	June 17, 2014
Thomas Harrison

/s/ Michael Duffy.	Director	June 17, 2014
Michael Duffy

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Specimen Common Stock Certificate*
4.2	Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the Commission on February 6, 2014).
4.3	Bylaws of Dipexium Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the Commission on February 6, 2014).
5.1	Opinion of The Matt Law Firm, PLLC *
23.1	Consent of CohnReznick LLP *
23.2	Consent of The Matt Law Firm, PLLC (included in Exhibit 5.1) *
24.1	Power of Attorney (included on signature page) *

* Filed herewith